Exhibit (a)(29)

Genco Shipping & Trading Limited

Genco shareholders: we filed and posted an investor presentation to https://linkd.in/eD4rq8Js .

The presentation highlights how our Board and management team are delivering strong returns and positioning Genco for continued value creation and dividend growth. The presentation also highlights Genco’s industry-leading corporate governance and the strengths of our highly qualified directors.

The presentation provides details on Diana’s attempts to take control of your company without paying you full value for your investment. It explains why you should not trust Diana and the risks of what would happen if Diana’s directors are added to the Genco board.

We encourage you to check it out on our website, where you can also find instructions for how to vote FOR Genco’s directors.

Vote the WHITE proxy card today… And reject Diana’s inadequate and highly conditional tender offer by not tendering your shares.

Additional legal information can be found here: https://linkd.in/eD4rq8Js

#VoteForGenco #CorporateGovernance #ShareholderValue #Maritime #Shipping